CONSULTING AGREEMENT

This Consulting Agreement (this "AGREEMENT") is made as of the 9th day of December 2010 (the "EFFECTIVE DATE"), by and between WIN GAMING MEDIA, INC. (the "COMPANY"), a corporation incorporated under the laws of the State of Nevada with its offices located at 103 Foulk Rd., Wilmington, DE 19803, USA; and WINNER.COM (UK) Ltd., a United Kingdom corporation, of Providence House, Providence Place, Islington, London N1 0NT, UK (the "CONSULTANT"). Each of the Company and the Consultant may be referred to herein as a "PARTY" and collectively as the "PARTIES".

WHEREAS, the Company desires to retain the services of the Consultant, through Mr. Haim Tabak, to serve as the Chief Operating Officer of the Company (the "COO") (the "SERVICES"), and the Consultant represents that it has the requisite skills and knowledge to serve in such capacity, and it desires to be engaged in such position, according to the terms and conditions hereinafter set forth; NOW, THEREFORE, in consideration of the Parties' mutual covenants and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.ENGAGEMENT

     1.1. The Consultant shall provide the Company with the Services through Mr. Haim Tabak. Accordingly, the Consultant shall serve as, and with the title, office and authority of, the COO of the Company.

     1.2. The Consultant shall have all of the powers, authority, duties and responsibilities usually incident to the position of a COO of a corporation. The Consultant shall report to and be under the management of the Board. The Consultant shall comply with the instructions of the Board, or such persons that the Board may appoint for that purpose, including instructions concerning procedures and discipline.

     1.3. The Consultant agrees to provide the Services from the Company's offices located in Israel. Without derogating from the above, the Consultant acknowledges that due to the nature of a COO position, it shall travel on temporary trips to such other place or places as may be required from time to time to perform its duties hereunder.

     1.4. The Consultant shall devote its, and shall cause Mr. Haim Tabak to devote his, full time, attention, skill and efforts exclusively to the performance of the duties and responsibilities under this Agreement. For the sake of good order, it is clarified that the Consultant shall be permitted not to provide the Services during periods of time in which Mr. Haim Tabak shall be on vacation and/or sick leave. During the term of this Agreement, the Consultant and Mr. Haim Tabak shall not be engaged in any other business activities.

     1.5. In rendering the Services, the Consultant and Mr. Haim Tabak shall comply with all policies and procedures of the Company, as may be in effect from time to time.

2.CONSIDERATION

     2.1. In consideration for the Services to be performed by Consultant under the terms and conditions of this Agreement, the Consultnat shall be entitled to receive from the Company, during the term of this Agreement, a monthly fee (the "MONTHLY FEE"") of a sum of United States Dollars equal to NIS 20,000 (Twenty Thousands New Israeli Shekels). The Monthly Fee shall be paid at monthly intervals, in accordance with the normal payroll practices of the Company. The Company shall make deductions from the Monthly Fee as is customary and as required under applicable law.


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     2.2. The Company shall pay or reimburse the Consultant for all expenses incurred or paid by the Consultant in connection with the performance of the Services under this Agreement upon approval of the expense statements or vouchers or such other supporting information, as it shall be requested from time to time by the Board.

     2.3. All payments hereunder, shall be made against Consultant's itemized invoice, and, if applicable, shall be accompanied by Value Added Tax at the rate prescribed by law, subject to any set-offs or other deductions of any nature as required under any applicable law, unless Consultant provides the Company with appropriate tax exemption documentation. Income tax imposed on the Consultant in connection with any payments to be made under the Agreement shall be borne by the Consultant.

     2.4. The Company shall issue to the Mr. Haim Tabak 500,000 (Five Hundred Thousand) options to purchase shares (the "SHARES") of the Company (the "OPTIONS"), upon the following terms:

          (1) The Options shall be subject to the terms of the Company's Stock Option Plan, and the Stock Option Agreement to be entered into between the Company and Mr. Haim Tabak;

          (2) The Options shall vest over a period of twenty four (24) months as of January 1, 2011 (the "DATE OF GRANT") (the "VESTING PERIOD"), in accordance with the following vesting schedule, provided that the Consultnat shall continue to provide the Services to the Company at the end of each relevant vesting period. 166,666 Options shall be fully vested on the Date of Grant. The remainder of the Options shall vest on a three-month basis, as of the lapse of three (3) month following the Date of Grant and until the lapse of the Vesting Period, in _______eight
               (8) installments, each of which shall be equal to 12.50% of the total number of Options. Following the termination of the Consultant's engagement with the Company, all unvested Options shall ipso facto terminate and become null.

          (3) Vested Options shall be exercisable at a purchase price of US$0.11 (Eleven Cents of United States Dollar) per Share.

          (4) The Options shall be granted under Section [3(i)][102] of the Israeli Income Tax Ordinance (New Version), 1961.

          (5) Mr. Haim Tabak shall be responsible for payment of any taxes resulting from the grant or exercise of the Options. The Company shall deduct at source all the deductions which the Company is obliged to make for tax imposed upon the grant or exercising of the Options.

3.TERM AND TERMINATION

     3.1. This Agreement shall be in effect for an undefined period commencing on the Effective Date (the "Term"), and may be terminated by either Party for any reason, as provided in Section 3.2 hereunder.

     3.2. This Agreement may be terminated by either Party, at any time, without any further obligation to the other Party under this Agreement (other than those obligations surviving termination or expiration hereof), by ninty (90) days prior written notice to the other Party (the "NOTICE PERIOD"), unless terminated as a result of a material breach, in which case this Agreement may be terminated by either Party upon fourteen
          (14) days prior written notice to the other Party if such a breach was not cured during the aforesaid fourteen (14) days period.

     3.3. Upon expiration or termination of this Agreement, and during the Notice Period, the Consultant will transfer its position to the its replacement in an orderly manner and, in addition to its obligations under Article 4 below, it will return to the Company any equipment and/or other property belonging to the Company.


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4.CONFIDENTIALITY

     4.1. The Consultant shall not disclose or put to its own use, or to the use of any third party, any Proprietary Information (as hereinafter defined) of the Company and/or its affiliates of which Consultant has been or hereafter becomes informed, whether or not developed by the Consultant.

          "PROPRIETARY INFORMATION" shall mean confidential and proprietary information concerning the business and financial activities of the Company and/or its affiliates, including, inter alia, the Company's and/or its affiliates' product research and development, banking, investments, investors, properties, employees, marketing plans, customers, trade secrets, test results, processes, data, know-how, improvements, inventions, techniques and products (actual or planned), whether documentary, written, oral or computer generated. HOWEVER, excluded from the above definition with respect to Consultant's confidentiality undertaking is any information that Consultant can prove (i) is or later becomes part of the public knowledge except as a result of the breach of Consultant's undertakings towards the Company;
          (ii) reflects information and data generally known in the industries or trades in which the Company operates; (iii) as shown by written records, is received by Consultant from a third party exempt from confidentiality undertakings towards the Company; (iv) the Consultant is compelled to disclose by court or government action pursuant to applicable law, provided, however, that Consultant provides the Company prompt notice thereof so that it may seek a protective order or other appropriate remedy prior to the compelled disclosure.

     4.2. The Consultant will use the Proprietary Information solely to perform the Services for the benefit of the Company. The Consultant shall use best efforts to protect all Proprietary Information.

     4.3. Upon termination of its engagement with the Company, the Consultant will promptly deliver to the Company all documents and materials of any nature pertaining to its engagement with the Company.

     4.4. Consultant recognizes that the Company received and will receive confidential and/or proprietary information from third parties subject to a duty on the part of the Company to maintain the confidentiality of such information and to use it only for certain limited purposes. At all times, both during its engagement and after its termination, Consultant undertakes to keep and hold all such information in strict confidence and trust, and it will not use or disclose any of such information without the prior written consent of the Company, except as may be necessary to perform its duties hereunder and in consistent with the Company's agreement with such third party. Upon termination of its engagement with Company, Consultant shall act, with respect to such information, as set forth in Section 4.2 and 4.3 below, mutatis mutandis.

     4.5. Consultant's undertakings under this Article 4 shall also apply to Mr. Haim Tabak and shall remain in full force and effect after termination or expiration of this Agreement or of any renewal thereof.

5.INTELLECTUAL PROPERTY RIGHTS

     5.1. Consultant shall promptly disclose to Company or its nominee, any and all inventions, designs, original works of authorship, formulas, concepts, techniques, processes, formulas, trade secrets, discoveries and improvements resulting, directly or indirectly, from the Services and/or conceived or made by Consultant or anyone on its behalf in the course of providing the Company with the Services (the "INTELLECTUAL PROPERTY"), and hereby assigns and agrees to assign to Company or its nominee, at the Company's sole discretion, all its interest, save for moral rights, in any Intellectual Property. Consultant agrees to assist the Company, as instructed by the Company in every proper way to obtain and enforce patents, copyrights, mask work rights, and other legal protections for the Intellectual Property in any and all countries (the "IP ASSISTANCE"). The obligations in this Article 5 shall be binding upon Mr. Haim Tabak and/or the Consultant's assigns, executors and other legal representatives.

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     5.2. Consultant agrees that all the Intellectual Property is work made for hire and will be the sole and exclusive property of the Company or its nominee, at the Company's sole discretion.

6.ASSURANCES; NO CONFLICT

     6.1. Consultant hereby warrants, represents and confirms to Company that on the date hereof it is free to be engaged by the Company upon the terms contained in this Agreement and that there are no engagements, contracts, consulting contracts or restrictive covenants preventing full performance of its duties hereunder.

     6.2. During the Term, and without derogating from any other provision of this Agreement, the Consultant shall not, directly or indirectly (i) engage in other activities which conflict with the duties assigned to him hereunder or raise actual or potential conflicts of interest with the Company's business, or (ii) receive any payment or other benefits from any third party, regarding the Services provided to the Company. The Consultant shall immediately notify the Board of any actual or potential conflict of interest that may arise with respect to its Services.

     6.3. Consultant hereby further represents warrants and confirms that nothing in this Agreement conflicts with any of Consultant's current relationships with any other entity.

     6.4. Consultant shall not use the funding, facilities and resources of any third party to perform the Services hereunder and shall not perform the Services in any manner that would give any third party rights to produce such work. Nothing done in the Consultant work for any third party shall be considered part of the Services performed hereunder.

7.COMPETITIVE ACTIVITY; NON-SOLICITATION

     7.1. Consultant will not, as long as the Consultant provides Services to the Company hereunder and for a period of twelve (12) months thereafter, directly or indirectly, as owner, partner, joint venturer, stockholder, employee, broker, agent, principal, corporate officer, director, consultant, licensor or in any other capacity whatsoever engage in, become financially interested in, be employed by, or have any connection with any business or venture that is engaged in any activities which are in direct competition with products or services offered by the Company and/or its affiliates at the prevailing time or in direct competition with any research and development efforts in connection with the Company and/or its affiliates intended products and services at the prevailing time without the Company's prior consent.

     7.2. During the Term of this Agreement and for a period of twelve (12) months thereafter, Consultant will not solicit or induce any employee, advisor, contractor or customer of the Company and/or its affiliates to terminate or breach any employment, contractual or other relationship with the Company and/or its affiliates.

8.INDEPENDENT CONTRACTOR

     8.1. Consultant agrees and acknowledges that it is performing the Services hereunder as an independent contractor and that no employer-employee relationship exists or will exist between the Company and between the Consultant and/or Mr. Haim Tabak.


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     8.2. If, despite the Parties' explicit intent as reflected in this
          Agreement, a competent court determines the existence of an employer-employee relationship between the Company and the Consultant and/or Mr. Haim Tabak, and decides that the Consultant and/or Mr. Haim Tabak is entitled to payments and/or other benefits in connection with such employment relationship, then Consultant and Mr. Haim Tabak shall indemnify the Company and hold it harmless from any loss or damage incurred by the Company as a result of, or in connection with, such court decision, including reasonable expenses and legal fees.

9.MISCELLANEOUS

     9.1. The Consultant shall not assign this Agreement or any of its rights and privileges hereunder, whether voluntarily or by operation of law, to any person, firm or corporation without the prior written consent of the Company.

     9.2. The provisions of this Agreement shall inure to the benefit of the Parties, their heirs, legal representatives, successors, and assigns. The Company may assign this Agreement to any affiliate of the Company, provided, however, that no such assignment shall (unless the Consultant so agrees in writing) release the Company from its direct liability to the Consultant for the due performance of all of the terms, covenants, and conditions of this Agreement to be complied with and performed by the Company.

     9.3. Consultant shall be solely responsible for the payment of any taxes, including all business and income taxes arising out of the Consultant's activities under this Agreement.

     9.4. This Agreement constitutes the entire agreement between the Parties with respect to the matters referred to herein, and no other arrangement, understanding or agreement, verbal or otherwise, shall be binding upon the Parties hereto. This Agreement may not be amended, modified or supplemented in any respect, except by a subsequent writing executed by the Parties.

     9.5. No failure, delay or forbearance of either Party in exercising any power or right hereunder shall in any way restrict or diminish such Party's rights and powers under this Agreement, or operate as a waiver of any breach or non-performance by either Party of any of the terms or conditions hereof.

     9.6. If any term or provision of this Agreement shall be declared invalid, illegal or unenforceable, then such term or provision shall be enforceable to the extent that a court shall deem it reasonable to enforce such term or provision and if such term or provision shall be unreasonable to enforce to any extent, such term or provision shall be severed and all remaining terms and provisions shall be unaffected and shall continue in full force and effect.

     9.7. For the sake of avoiding any doubt, the provisions of Articles 4, 5, 6, 7, 8 and 9 shall survive the expiration or termination for whatever reason of this Agreement, unless explicitly provided otherwise therein.

     9.8. Any notice from one Party to the other shall be effectively served if sent in writing by recorded delivery to the address of the receiving Party as stated in the preamble to this Agreement, unless said Party informs the other Party in writing on a change of address.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first hereinabove written.

/s/ Shimon Citron                                /s/ Haim Tabak
-------------------------------                  -------------------------------
WIN GAMING MEDIA, INC.                           CONSULTANT

By: Shimon Citron                                By: Haim Tabak
-------------------------------                  -------------------------------

Its: __________________

ACKNOWLEDGMENT

I, the undersigned, Haim Tabak, hereby represents, warrants and undertakes that I fully agree to all the provisions, obligations and restrictions set out in this Agreement, as if I entered into this Agreement myself and I undertake to fully comply with all such provisions, obligations and restrictions.

/s/ Haim Tabak
-------------------------------
HAIM TABAK

Date: __________________

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